A021101
Nord Resources Corporation
1 West Wetmore Road
Suite 203
Tucson, AZ 85705	2nd January, 2013
USA

Dear Wayne,

We confirm having PURCHASED from you under our contract A021101 as follows

Material:	Johnson Camp Copper Cathodes.

Term:	January 1, 2013 through March 31, 2013, and then renewable by mutual agreement unless otherwise terminated as provided herein.

Quantity:	One hundred percent (100%) of production, estimated at three hundred (300) short tons.

Shipment:	As produced.

Delivery:	FCA Johnson Camp refinery, near Benson, AZ.

Payment:	Nett cash by wire transfer in US Dollars to the Seller’s nominated account on Monday of the following week of production after presentation of invoice and release.

Price:

The Comex Spot Settlement on each Friday for that weeks production, should the market be closed on Friday, Thursdays settlement will apply, Any production over the weekend and advised to Red Kite prior to the close, will be priced basis Monday’s settlement less 4 cents per pound.

For material below Grade 1 but within ASTM B-115-2004 Grade 2 quality specifications (“Grade 2”), the parties will agree on a quality adjustment that is representative of transactions between major copper producers and consumers.

For Material below Grade 2, Buyer and Seller will negotiate in good faith, on a shipment by shipment basis, on the commercial terms which reflect fair market value.

Forecasts:

Seller shall provide Buyer with a monthly forward production forecasts fifteen (15) days prior to each month and shall promptly notify Buyer of any material change in its most recent production forecast.

Title and Risk:

Title and legal ownership of Cathode sold shall pass from Seller to Buyer upon Delivery. Material shall be at the risk of Buyer at all times after it has been delivered to Buyer or otherwise made available to Buyer.

Assignment:

Subject to the consent of Seller, Buyer may at any time assign its rights and interests in this proposed Agreement, in whole or in part, to any financial institution, affiliate of the Buyer, or third party.

Termination:	Either party shall have the right, by providing thirty (30) days prior written notice to the other party, to terminate this Agreement if

(a)	the other party commits a material breach of any of the terms and conditions of the Agreement; or

(b)	any distress, execution or other process is levied upon any of the assets of the other party; or

(c)	the other party closes or threatens to cease to carry on its business; or

(d)

the other party has a bankruptcy order made against it, makes an arrangement or composition with its creditors, convenes a meeting of creditors, enters into liquidation or commences any other proceedings relating to insolvency or possible insolvency; or

(e)

the financial position of the other party deteriorates to such an extent that in its opinion the capability of the other party to fulfill its obligations under the Agreement has been placed in jeopardy.

Any such termination shall be without prejudice to any rights accrued or duties arising prior to termination.

Force Majeure:

Seller reserves the right to defer the date of delivery or to reduce the volume of Material supplied if prevented from or delayed in the conduct of its business due to circumstances beyond the reasonable control of Seller, including, without limitation, acts of God, governmental actions, war or national emergency, acts of terrorism, protests, riots, civil commotions, fires, explosions, floods, epidemics, lock-outs, strikes or other labor disputes (whether or not relating to Seller’s workforce), or restraints or delays affecting carriers or delay in obtaining supplies of adequate or suitable materials.

General Provisions:

If any provision of this Agreement is found by any court, administrative tribunal or arbitrator to be invalid or unenforceable in whole or in part, the remaining portions of the Agreement shall be deemed severable and shall continue in full force and effect.

Any failure or delay by either party in enforcing any rights under this Agreement shall not be construed as a waiver of any rights under this Agreement.

Any waiver of any breach or default under this Agreement shall not constitute a waiver of any subsequent breach or default and shall in no manner affect any other terms of this Agreement.

No provision of this Agreement shall be enforceable by any person or entity that is not a party to this Agreement.

Governing Law:	The formation, existence, construction, performance, validity and all aspects of this Agreement shall be governed by Arizona law without reference to principles of conflict of laws.

Arbitration:

Any dispute arising out of or in connection with this Agreement shall be referred to and settled by final and binding arbitration to be conducted in Maricopa County, Arizona, pursuant to the following provisions.

The arbitration shall be conducted by an Arbitrator mutually selected by the parties to the dispute. If said parties are unable to agree upon an Arbitrator within fourteen (14) days of notice of a dispute, the parties shall each appoint an Arbitrator. These two Arbitrators shall then select a third Arbitrator. All three Arbitrators shall have substantial commercial experience in the base metals industry.

The costs of the Arbitrators shall be paid one-half by each party to the dispute pending the final resolution of the arbitration, at which time the Arbitrators shall have the right to order such fees be paid by the non- prevailing party if the majority of the Arbitrators determine that the non- prevailing party was unreasonable in maintaining its position in the matter which caused the dispute. In addition, the Arbitrators shall have the right to award attorneys’ fees and other costs of arbitration against the non-prevailing party.

An arbitration arising under this Agreement shall be controlled by the rules promulgated by the American Arbitration Association for the resolution of commercial disputes, except those rules requiring use of the American Arbitration Association to administer the proceeding.

The Arbitrators shall have the authority to take any action to require the arbitration proceeding to be completed and the Arbitrators’ award issued within one hundred fifty (150) days of the selection of the Arbitrators. The Arbitrators shall have the authority to resolve any dispute regarding the terms of this Agreement or any document related hereto. The

Arbitrators, either during the pendency of the arbitration proceeding or as part of the arbitration award, may grant provisional or ancillary remedies.

Any arbitration proceeding hereunder shall be brought only in Maricopa County, Arizona, and both parties consent to the jurisdiction therein. The parties to the Agreement hereby waive any and all rights to appeal the decision of the Arbitrators and further agree that the Arbitrator’s decision as to any dispute arbitrated pursuant hereto shall be final and binding. Judgment upon the Arbitrators’ award may be entered in any court having jurisdiction.

Buyer	Seller

/s/ Barry Feldman	/s/ Wayne Morrison

Barry Feldman	Wayne Morrison
Senior Vice President	Chief Executive Officer

TERMS AND CONDITIONS OF PURCHASE

1.	Interpretation
1.1.	The definitions and rules of interpretation in this condition apply in these Conditions. Company: Red Kite Master Fund Limited
Contract: the Order and the Seller’s acceptance of the Order.
Goods: any goods agreed in the Contract to be purchased by the Company from the Seller (including any parts of them).
Order: the Company’s written instructions to supply the Goods, incorporating these Conditions.
Seller: the person, firm or Company who accepts the Company’s Order.

2.	Application of Terms
2.1.

Subject to any variations under condition 2.4, these Conditions are the only conditions upon which the Company is prepared to deal with the Seller and they shall govern the Contract to the entire exclusion of all other terms and conditions.

2.2.

Each Order for Goods by the Company from the Seller shall be deemed to be an offer of the Company to buy Goods subject to these Conditions and no Order shall be accepted until the Seller either expressly by giving notice of acceptance, or impliedly by fulfilling the Order, in while or in part accepts the offer.

2.3.

No terms and conditions endorsed upon, delivered with or contained in the Seller’s quotation, acknowledgement or acceptance of order, specification or similar document shall form part of the Contract and the Seller waives any right which it otherwise might have to rely on such terms and conditions.

2.4.	These Conditions apply to all the Company’s purchases and any variation to these conditions shall have no effect unless expressly agreed in writing and signed by an authorised person of the Company.

3.	Delivery and Risk
3.1.	Unless otherwise provided in the Contract or in these Conditions, the lncoterms, latest version, shall apply to the Contract.
3.2.	Time for delivery shall be of the essence.
3.3.	If any Goods are not delivered on the due date then, without prejudice to any other rights which it may have, the Company reserves the right to:
	3.3.1.	cancel the Contract in whole or in part;
	3.3.2.	refused to accept any subsequent delivery of the Goods which the Seller attempted to make;
	3.3.3.	recover from the Seller any expenditure reasonably incurred by the Company in obtaining the Goods in substitution from another supplier; and
	3.3.4.	claim damages for any additional costs, loss or expenses incurred by the Company which are in any way attributable to the Seller’s failure to deliver the Goods on the due date.

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4.	Quality and Indemnity
4.1.	The Goods shall be of the best quality, material and workmanship, be without fault and conform in all respects with the Order and specifications supplied or advised by the Company to the Seller.
4.2.

The Seller shall keep the Company indemnified in full against all direct, indirect or consequential liabilities (all three of which terms include, without limitation, loss of profit, loss of business, depletion of goodwill and like loss), loss damages, injury, costs and expenses (including legal and other professional fees and expenses) awarded against or incurred pre-paid by the Company as a result of or in connection with

	4.2.1.	defective materials, quality or workmanship;
4.2.2.

any claim made against the Company in respect of any liability, loss, damage, injury, cost or expense sustained by the Company’s employees, agents or by any customer or third party to the extent that such liability, loss, damage, injury, cost or expense was caused by, relates to or arises from the Goods as a consequence of direct or indirect breach or negligent performance or failure or delay in performance of the terms of the Contract by the Seller.

5.	Price
5.1.	The price for the Goods shall be stated in the Order and unless otherwise agreed by the Company in writing shall be exclusive of value added tax but inclusive of all other charges.
5.2.	Time for payment shall not be of the essence.

6.	Licenses
6.1.

The Seller shall obtain and keep in good standing all governmental permits and licenses, as the case may be, which are necessary or expedient for the performance of the Seller’s obligations under the Contract.

7.	Termination
7.1.	The Company shall have the right at any time by giving notice in writing to the Seller to terminate the Contract forthwith if
	7.1.1.	the Seller commits a material breach of any of the terms and conditions of the Contract; or
	7.1.2.	any distress, execution or other process is levied upon any of the assets of the Seller; or
	7.1.3.	the Seller closes or threatens to cease to carry on its business; or
7.1.4.

the Seller has a bankruptcy order made against him, makes an arrangement or composition with his creditors, convenes a meeting of creditors, enters into liquidation or commences any other proceedings relating to insolvency or possible insolvency; or

7.1.5.

the financial position of the Seller deteriorates to such extent that in the opinion of the Company the capability of the Seller adequately to fulfil its obligations under the Contract has been placed in jeopardy.

7.2.	The termination of the Contract, however arising, shall be without prejudice to the rights and duties of the Company accrued prior to termination.

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8.	Force Majeure
8.1.

The Company reserves the right to defer the date of delivery or payment or to cancel the Contract or reduce the volume of the Goods ordered if prevented from or delayed in the carrying on of its business due to circumstances beyond the reasonable control of the Company including, without limitation, acts of God, governmental actions, war or national emergency, acts of terrorism, protests, riot, civil commotion, fire, explosion, flood, epidemic, lock-outs, strikes or other labour disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials.

9.	General
9.1.	The Seller shall not be entitled to assign the Contract or any part thereof without the prior written consent of the Company.
9.2.	The Company may assign the Contract or any part of it to any person, firm or company.
9.3.	Each rights and remedy of the Company under the Contract is without prejudice to any other right or remedy that the Company may have whether under the Contract or otherwise.
9.4.

If any provision of the Contract is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of the Contract and the remainder of such provision shall continue in full force and effect.

9.5.	Failure or delay by the Company in enforcing or partially enforcing any provision of the Contract shall not be construed as a waiver of any of its rights under the Contract.
9.6.

Any waiver of the Company of any breach of, or default under, any provision of the Contract by the Seller shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of the Contract.

9.7.	The parties to the Contract do not intend that any term of the Contract shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person that is not a party to it.

10.	Governing Law and Jurisdiction
10.1.	The formation, existence, construction, performance, validity and all aspects of the Contract shall be governed by English law.
10.2.	All disputes arising out of or in connection with the Contract shall be finally settled by arbitration in London pursuant to the Rules and Regulations of the London Metal Exchange.

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